UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 27, 2008
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SunPower Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	000-51593	94-3008969
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)
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   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On January 22, 2008, SunPower Corporation (the “Company”) reported the common stock price conversion tests for the $200 million aggregate principal amount of its 1.25% senior convertible debentures due 2027 and the $225 million aggregate principal amount of its 0.75% senior convertible debentures due 2027.  The test was met when the closing price of the Company’s class A common stock equaled or exceeded $70.94 and $102.80, or 125% of the applicable conversion prices for the respective series of convertible debentures, for at least 20 of the last 30 trading days during the quarter ended December 30, 2007.  Accordingly, pursuant to the terms of the applicable indenture and supplemental indentures, the debentures became convertible at the holders’ option during the quarter ending March 30, 2008.  As of close of business on March 27, 2008, no holders of the debentures had exercised their right to convert the debentures.

For the fiscal quarter ending March 30, 2008, the common stock price conversion test will not be met, as the class A common stock closing price has not equaled or exceeded $70.94 and $102.80 for at least 20 of the last 30 trading days of this quarter.  Therefore,  the two outstanding series of convertible debentures will not be convertible into common stock based on this trigger during the fiscal quarter ending on June 29, 2008.  The Company intends to re-classify $425 million aggregate principal amount of the debentures from short-term debt to long-term debt on its March 30, 2008 balance sheet.  If the common stock price conversion test is met in a subsequent quarter, the debentures may again be re-classified as short-term debt.

The disclosure above is qualified in its entirety by the text of the applicable indenture, first supplemental indenture and second supplemental indenture, which describe in further detail all of the conversion features of the debentures and which were filed on February 8, 2007 and July 26, 2007 with Securities and Exchange Commission as exhibits to the Company’s Current Reports on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: March 27, 2008	By: /s/ Bruce Ledesma
Name: Bruce Ledesma
Title: General Counsel